                                                                   EXHIBIT 5.1



                  OPINION AND CONSENT OF MAYER, BROWN & PLATT

                                 May 22, 2001


The Ashton Technology Group, Inc.
1835 Market Street
Suite 420
Philadelphia, Pennsylvania 19103

Re: The Ashton Technology Group, Inc. - Registration Statement for Offering of 2,567,278 Shares of Common Stock

Ladies and Gentlemen:

         We are acting as special counsel to The Ashton Technology Group, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 2,567,278 shares of its Common Stock, $.01 par value (the "Shares"), to be offered by the selling stockholders described in the Registration Statement (as defined below), pursuant to the Company's previous commitments to register such shares. To effect the registration, the Company is filing with the Securities and Exchange Commission (the "Commission") under the Securities Act a Registration Statement on Form S-3 (the "Registration Statement") relating to the Shares.

         We have examined originals or copies of (i) the Company's Certificate of Incorporation, as amended, (ii) the Common Stock Purchase Agreement, dated February 5, 2001, between the Company and CALP II Limited Partnership, (iii) the Stock Purchase Agreement, dated June 4, 1999, among TK Holdings, Inc., Mark E. Valentine, Universal Trading Technologies Corporation and the Company, (iv) the Series K Warrant to purchase 500,000 shares of the Company's Common Stock, issued in favor of TK Holdings, (v) the Registration Statement and documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied on certificates of officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination and investigation, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

     Based upon the foregoing and subject to the limitations and assumptions set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion (i) that the Shares now held by the selling stockholders have been duly and validly authorized and are fully paid and nonassessable, and (ii) that the Shares issuable upon the exercise of the Series K Warrant have been duly and validly authorized, and when issued and paid for in accordance with the terms of the Series K Warrant, will be validly issued, fully paid and nonassessable.

     The foregoing opinion is based on and limited to the Delaware General Corporation Law and the relevant law of the United States of America. We render no opinion with respect to the law of any other jurisdiction. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the commission promulgated thereunder.

                                      Very truly yours,



                                      /s/ Mayer, Brown & Platt
                                      Mayer, Brown & Platt

MAYER, BROWN & PLATT
700 LOUISIANA, SUITE 3600
HOUSTON, TEXAS 77002

                                    Page 2